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Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
QWEST COMMUNICATIONS INTERNATIONAL INC.

        Qwest Communications International Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

  1.
  The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 6.03 of Article 6 thereof and inserting the following in lieu thereof:

      "Section 6.03. Board of Directors. Except with respect to directors who may be elected solely by the holders of shares of any class or series of stock having a preference over the common stock of the Corporation as to dividends or to distributions upon liquidation or dissolution and winding-up of the Corporation pursuant to the terms of Article 5 of the Certificate of Incorporation of the Corporation, at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2006 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders."

  2.
  The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 6.04 of Article 6 thereof and inserting the following in lieu thereof:

      "Section 6.04. Vacancies. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, any vacancy in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), by resolution adopted by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum (or by a sole remaining director); provided, however, that if not so filled, any such vacancy shall be filled by the stockholders at the next annual meeting or at a special meeting called for that purpose. Any director so appointed shall hold office until the expiration of the term of office of the director whom he or she replaced or until his or her successor is elected and qualified."

  3.
  The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 6.05 of Article 6 thereof and inserting the following in lieu thereof:

      "Section 6.05. Removal of Directors. Except as may be provided in respect of any series of Preferred Stock pursuant to Article 5 with respect to any directors elected solely by the holders of such series of Preferred Stock, any director (including all members of the Board of Directors) may be removed from office at any time with or without cause but only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class."

  4.
  The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Qwest Communications International Inc. has caused this Certificate to be executed by its authorized officer on this 25th day of May, 2004.

QWEST COMMUNICATIONS INTERNATIONAL INC.
By:	/s/ STEPHEN E. BRILZ
Name: Stephen E. Brilz Title: Vice President and Assistant Secretary

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF QWEST COMMUNICATIONS INTERNATIONAL INC.